Royal Bank of Canada Market Linked Notes	Filed Pursuant to Rule 433 Registration Statement No. 333-275898
Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to an Index Basket due December 2, 2027 Term Sheet dated February 3, 2025

Summary of Terms

Issuer:	Royal Bank of Canada
Basket:	An equally weighted basket (the “Basket”) consisting of the Dow Jones Industrial Average® (the “INDU Index”) (25.00%), the EURO STOXX 50® Index (the “SX5E Index”) (25.00%), the TOPIX® Index (the “TPX Index”) (25.00%) and the FTSE® 100 Index (the “UKX Index”) (25.00%) (each, a “basket component”)
Pricing Date:	February 27, 2025
Issue Date:	March 4, 2025
Calculation Day:	November 29, 2027
Stated Maturity Date:	December 2, 2027
Principal Amount:	$1,000 per note
Maturity Payment Amount (per note):

•

if the ending level is greater than the starting level: $1,000 plus the lesser of:

(i)

$1,000 × basket return × upside participation rate; and

(ii)

the maximum return; or

•

if the ending level is less than or equal to the starting level:

$1,000

Maximum Return:	At least 26.70% of the principal amount per note, to be determined on the pricing date
Upside Participation Rate:	100%
Basket Return:	(ending level – starting level) / starting level
Starting Level:	Set equal to 100 on the pricing date
Ending Level:	100 × [1 + (the sum of, for each basket component, its component return times its basket weighting)]
Component Return:	With respect to each basket component: (final component value – initial component value) / initial component value
Initial Component Value:	With respect to each basket component, the closing value of that basket component on the pricing date
Final Component Value:	With respect to each basket component, the closing value of that basket component on the calculation day
Calculation Agent:	RBC Capital Markets, LLC (“RBCCM”), an affiliate of the issuer
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount:	Up to 3.075%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 2.00% and WFA may receive a distribution expense fee of 0.075%. In addition, selected dealers may receive a fee of up to 0.20% for marketing and other services.
CUSIP:	78017KNH1

Hypothetical Payout Profile*

* Assumes a maximum return equal to the lowest maximum return that may be determined on the pricing date

All payments on the notes are subject to our credit risk.

The issuer’s initial estimated value of the notes as of the pricing date is expected to be between $906.05 and $956.05 per $1,000 in principal amount, which is less than the public offering price. The final pricing supplement relating to the notes will set forth the issuer’s estimate of the initial value of the notes as of the pricing date. The market value of the notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount. See “Estimated Value of the Notes” in the accompanying preliminary pricing supplement for further information.

Preliminary Pricing Supplement:

https://www.sec.gov/Archives/edgar/data/1000275/000095010325001400/dp224104_424b2-wfceln297bskt.htm

The notes have complex features and investing in the notes involves risks not associated with an investment in conventional debt securities.  See “Selected Risk Considerations” in this term sheet and the accompanying preliminary pricing supplement and “Risk Factors” in the accompanying product supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus before making a decision to invest in the notes.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement and the “Risk Factors” section in the accompanying product supplement. Please review those risk disclosures carefully.

Risks Relating To The Terms And Structure Of The Notes

•	You May Not Receive Any Positive Return On Your Investment In The Notes.
•	Your Return Will Be Limited To The Maximum Return And May Be Lower Than The Return On A Direct Investment In The Basket.
•	The Notes Do Not Pay Interest, And Your Return On The Notes May Be Lower Than The Return On A Conventional Debt Security Of Comparable Maturity.
•	Changes In The Value Of One Basket Component May Be Offset By Changes In The Values Of The Other Basket Components.
•	Payments On The Notes Are Subject To Our Credit Risk, And Market Perceptions About Our Creditworthiness May Adversely Affect The Market Value Of The Notes.
•	You May Be Required To Recognize Taxable Income On The Notes Prior To Maturity.

Risks Relating To The Estimated Value Of The Notes And Any Secondary Market

•	There May Not Be An Active Trading Market For The Notes And Sales In The Secondary Market May Result In Significant Losses.
•	The Initial Estimated Value Of The Notes Will Be Less Than The Original Offering Price.
•	The Initial Estimated Value Of The Notes Is Only An Estimate, Calculated As Of The Time The Terms Of The Notes Are Set.
•	The Value Of The Notes Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

Risks Relating To Conflicts Of Interest

•	Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

Risks Relating To The Basket Components

•	The Notes Are Subject To Risks Relating To Non-U.S. Securities Markets With Respect To The SX5E Index, The TPX Index And The UKX Index.

•	The Notes Do Not Provide Direct Exposure To Fluctuations In Exchange Rates Between The U.S. Dollar And The Non-U.S. Currencies In Which The Securities Composing The SX5E Index, The TPX Index And The UKX Index Trade.

•	Investing In The Notes Is Not The Same As Investing In The Basket Components.

•	Historical Values Of A Basket Component Should Not Be Taken As An Indication Of The Future Performance Of That Basket Component During The Term Of The Notes.

•	Changes That Affect A Basket Component May Adversely Affect The Value Of The Notes And The Maturity Payment Amount.

•	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Basket Components.

•	We And Our Affiliates Have No Affiliation With Any Basket Component Sponsor And Have Not Independently Verified Its Public Disclosure Of Information.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Royal Bank of Canada toll-free at 1-877-688-2301.

As used in this term sheet, “Royal Bank of Canada,” “we,” “our” and “us” mean only Royal Bank of Canada. Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.